Exhibit 99.1
Boxed, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results
Completion of Business Combination in December 2021 Delivering Liquidity to Support Growth Investments
Successful Software & Services Launch Generates $20.3 Million in Fiscal Year 2021 Net Revenue
Fourth Quarter YoY Gross Profit Growth of 50.4%
Fourth Quarter YoY Average Order Value Increased by 11.5% to $131

New York, March 15, 2022 – Boxed, Inc. (NYSE: BOXD, BOXD WS) (“Boxed” or the “Company”), an e-commerce grocery platform that sells bulk consumables and licenses its e-commerce software to enterprise retailers, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2021.

“I am proud of how the entire Boxed team executed this year. Even in light of all the focus we put into our go-public process, we are pleased to be announcing results in line with the forecast released in October 2021,” said Chieh Huang, Co-Founder and Chief Executive Officer of Boxed. “With $105 million of cash on our balance sheet at year end, we are making strategic investments to fuel growth. We are investing in our B2C and B2B platforms to drive customer acquisition, further enhance our loyalty programs, and broaden our product assortment; we are also investing in our Software & Services business to help make the world’s e-commerce market more efficient through our advanced technology.”

Recent Business Highlights
•Software & Services
•AEON: On September 9, 2021, Boxed and AEON Co., Ltd. (“AEON”), one of the largest retailers in Asia, announced the launch of the Company’s end-to-end software and services platform in the Malaysian market with "myAEON2go", AEON's new e-commerce storefront, powered by Boxed's proprietary technology. Boxed and AEON are currently in discussions to expand the partnership in other AEON Asian markets.
•Google Cloud: On December 9, 2021, Boxed announced it was deepening its partnership with Google Cloud to drive innovation throughout its platform and continuously improve the Boxed customer buying experience through enhanced personalization, and faster supply and demand planning services. Through the partnership, the Company is bringing the power of Google's services to the Boxed platform and Software & Services customers across the globe.
•Retail
•MaxDelivery: On December 9, 2021, Boxed closed its acquisition of substantially all the assets and operations of MaxDelivery, LLC ("MaxDelivery"), one of New York’s first on-demand grocery delivery services. The acquisition marks Boxed’s entry point into the rapidly growing fast-grocery delivery space and broadens the Company’s fresh grocery and dark-store fulfillment capabilities. MaxDelivery will also become a client of Boxed’s Software & Services business, adopting its proprietary commerce technology to help enable scalability of its operations, and expansion into additional markets.
•Expansion of Assortment through Third Party Marketplace: By the end of the fourth quarter of 2021, approximately 1,000 unique marketplace SKUs were sold by third-party sellers on the Boxed Retail platform, which increased from approximately 200 SKUs sold in the fourth quarter of 2020. The Company's marketplace offering broadens its assortment to provide a more holistic experience for customers, which it expects will help support improved conversion rates and long-term retention.

Fourth Quarter and Fiscal Year 2021 Financial Results and Commentary
•Net revenue was $45.0 million for the fourth quarter, an increase of $1.8 million, or 4.2% versus the prior year period. The increase was primarily due to the increase in Software & Services net revenue, which was partially offset by a modest decline in Retail net revenue.
•Software & Services net revenue was $5.3 million, which has no comparable period in 2020 as the Company did not recognize any net revenue for this segment in 2020.
•Retail net revenue was $39.7 million, a decrease of $3.5 million, or 8.1% versus the prior year period, as prior period results were bolstered by COVID-19-driven B2C demand. For the Retail segment, the Company is focused on quarter-over-quarter trends, especially as Boxed expects to scale and sustain more consistent and higher levels of marketing investment throughout 2022. After seven consecutive quarters of COVID-19-related variability in B2B customer demand, the Company is encouraged by the recent trend of customers returning to offices. B2B customer Gross Merchandise Value ("GMV") increased 59.3% in the fourth quarter of 2021 compared to the prior year period, and Boxed has seen promising traction across multiple industry verticals.
•Net revenue was $177.3 million for the fiscal year, a decrease of $9.9 million, or 5.3% versus the prior year period.
•Software & Services net revenue was $20.3 million, which has no comparable period as the Company did not recognize any net revenue for this segment in 2020.
•Retail net revenue was $157.0 million, a decrease of $30.2 million, or 16.1% versus the prior year period, due in part to volatility of B2B customer demand, most notably in the first half of 2021, and delays in ramp-up of marketing investment in the second half of 2021. Retail net revenue per Active Customer, which the Company believes is an indicator of customer engagement, was $411, an increase of $15, or 3.7%, compared to the prior year, even in light of some of the COVID-19-related buying behavior which created increased demand in 2020. Further, Retail net revenue per Active Customer increased $73, or 21.7%, compared to 2019 levels.
•Gross profit of $9.2 million for the fourth quarter increased $3.1 million, or 50.4%, versus the prior year period. Gross margin was 20.3% for the fourth quarter, an increase of 625 basis points from 14.1% in the prior year period, primarily due to an increase in net revenue mix from the higher-margin Software & Services segment.
•Gross profit of $31.9 million for the fiscal year increased $6.0 million, or 23.1%. Gross margin was 18.0% for the fiscal year, an increase of 414 basis points from 13.8% in the prior year period.
•Net loss was $38.9 million for the fourth quarter, compared to a net loss of $7.3 million in the prior year period. In the fourth quarter, Boxed incurred $20.7 million in other income (expense), net, largely relating to $15.3 million in non-cash expenses resulting from changes in fair value of warrants and other derivative liabilities, combined with one-time transaction costs associated with Boxed's business combination. Net loss was $69.2 million for the fiscal year, compared to a net loss of $34.4 million in the prior year period. The change was also largely related to increases in one-time transaction costs and non-cash expenses, combined with increases in advertising costs.
•Adjusted EBITDA was a loss of $13.2 million for the fourth quarter, compared to a loss of $6.2 million in the prior year period, primarily due to increases in advertising expense and public company related investments in staff, insurance costs, and professional services costs. Adjusted EBITDA was a loss of $35.4 million for the fiscal year, compared to a loss of $21.8 million in the prior year period.
•Gross Merchandise Value (“GMV”) was $45.9 million for the fourth quarter, compared to $48.0 million in the prior year period, which was primarily due to a reduction in Active Customers impacted by COVID-19-related volatility. GMV was $180.1 million for the fiscal year, compared to $207.3 million in the prior year period.
•Average Order Value (“AOV”) was $131 for the fourth quarter, an increase of $13, or 11.5%, versus the prior year period. The increase was attributable to an increase in B2B order mix, combined with price increases implemented in reaction to industry-wide inflationary pressures across the grocery supply chain. AOV was $122 for the fiscal year, an increase of $14, or 12.7%, versus the prior year, and up $28 or 29.3% versus fiscal year 2019.
•Advertising Expenses for the fiscal year were $22.0 million, an increase of $17.1 million versus the prior year period. As marketing investment continues to increase and sustain at higher levels, the Company expects the investment to help support Active Customer growth and customer retention in 2022.

For more information on Advertising Expenses, Active Customers, AOV, or GMV, please refer to the section on “Operating Metrics” below.

Liquidity
The Company’s cash and cash equivalents balance as of December 31, 2021 was $105.0 million. As of December 31, 2021, Boxed had total debt principal outstanding of $132.5 million, of which $87.5 million relates to the PIPE Convertible Notes. As of December 31, 2021, the Company also has $60.1 million in receivables related to the Forward Purchase Agreement entered into in connection with the business combination. The timing and terms of any recoupment of the receivables (or some portion thereof) are influenced by the Company's stock price performance over the next 24 months. The Company had 68,855,809 fully diluted shares outstanding as of March 1, 2022.

Successful Business Combination
On December 8, 2021, Boxed and Seven Oaks Acquisition Corp., a special purpose acquisition company, completed their business combination to form Boxed, Inc. The common stock and warrants began trading on the New York Stock Exchange (“NYSE”) under the ticker symbols “BOXD” and “BOXD WS,” respectively, on December 9, 2021. The liquidity generated through the business combination will help the Company expand investments in marketing, sales, and research and development initiatives to help support growth of its B2C, B2B, and Software & Services offerings.

Fiscal Year 2022 Outlook
As Boxed enters its first year as a public company and continues to see significant growth opportunities across its Retail and Software & Services businesses, it is introducing the following guidance for Fiscal Year 2022:

•Total Net Revenue of $220 to $245 million, reflecting a range of 24% and 38% YoY growth.
•Total Adjusted EBITDA loss of $70 to $80 million.

For more information on Adjusted EBITDA, a financial measure that is not presented in accordance with generally accepted accounting principles (“GAAP”), please refer to “Non-GAAP Financial Measures” below.

In Retail, the Company plans to i) expand product assortment through first-party SKU expansion as well as onboarding additional third-party marketplace sellers to continue to drive increases in AOVs, ii) increase marketing investments to improve brand awareness and help drive new customer acquisition, and iii) invest in B2B growth through dedicated sales and marketing efforts in order to capitalize on the expected tailwind of customers returning to in-office environments following the work-from-home trend over the course of the COVID-19 pandemic.

In Software & Services, Boxed believes there is a robust pipeline of new enterprise customer opportunities across the globe as well as prospects for continued expansion within the $80 billion AEON ecosystem. The Company is investing in its scalability to support broad Software deployment worldwide.

The Company's net revenue growth rate and operating costs are expected to increase in Fiscal Year 2022 compared to Fiscal Year 2021 as it increases investments in sales and marketing, research & development, and Software & Services. These growth-related investments are in addition to increased costs associated with being a public company.

Conference Call Information
Boxed will host a conference call and webcast today at 4:30 p.m. ET to discuss the results. The live webcast can be accessed on the Boxed Investor Relations website at https://investors.boxed.com under “Events & Presentations”. The webcast will also be archived and available for replay. Investors interested in participating in the live call can dial 844-200-6205 from the U.S. and 929-526-1599 internationally, and enter code 753525.

About Boxed
Boxed is an e-commerce retailer and an e-commerce enabler. The Company operates an e-commerce retail service that provides bulk pantry consumables to businesses and household customers, without the requirement of a “big-box” store membership. This service is powered by the Company’s own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. Boxed further enables e-commerce through its Software & Services business, which offers customers in need of an enterprise-level e-commerce platform access to its end-to-end technology. The Company aspires to make a positive social impact with an emphasis on good Environmental, Social and Governance (“ESG”) practices, and as such, has developed a powerful, unique brand, known for doing right by its customers, employees and society. For more information, please visit investors.boxed.com.

Investor Contacts
Chris Mandeville
ICR
BoxedIR@icrinc.com

Media Contacts
David Taft
Boxed
press@boxed.com

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or Boxed’s future financial or operating performance. For example, statements regarding the Company’s financial outlook for 2022, the potential launch of the Software & Services business in other AEON markets, the expansion of MaxDelivery operations, the expected benefits of deeper integration with the Google Cloud Platform, the competitive environment in which Boxed operates and the expected future operating and financial performance and market opportunities of Boxed are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "pro forma", "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Boxed and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the ability of Boxed to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (ii) the evolution of the markets in which Boxed competes; (iii) the ability of Boxed to implement its strategic initiatives and continue to innovate its existing offerings; (iv) the ability of Boxed to defend its intellectual property; (v) the ability of Boxed to satisfy regulatory requirements; (vi) the impact of the COVID-19 pandemic on Boxed's business; and (vii) other risks and uncertainties set forth in the section entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company’s prospectus dated December 30, 2021 and in other reports the Company files with or furnishes to the SEC.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Boxed does not undertake any duty to update these forward-looking statements.

Non-GAAP Financial Measures
This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including Adjusted EBITDA and certain ratios and other metrics derived therefrom. The Company defines Adjusted EBITDA as net income (loss) before interest expense, tax expense, depreciation and amortization, stock-based compensation expense and other one-time or non-recurring expenses, such as executive recruiting fees, severance, 3rd party consulting fees, and transaction-related fees, among others, that the Company does not believe are recurring in nature or necessary for the ongoing operations of the business. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. The Company believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures.

This press release also includes certain projections of Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Boxed, Inc.
Operating Metrics
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Advertising Expense (in millions)	$7.3	$2.3	$22.0	$4.9
Active Customers (in thousands)	149	185	382	472
AOV	$131	$117	$122	$108
GMV (in millions)	$45.9	$48.0	$180.1	$207.3

This above table sets forth key performance indicators for the three month and twelve month periods ended December 31, 2021 and 2020. Figures disclosed for Active Customers and AOV reflect Retail segment metrics only, and do not aggregate metrics from Software & Services customers who are leveraging our software or technology for their own retail operations.

Advertising Expenses - Advertising Expenses primarily consist of (i) investment in customer acquisition and retention related marketing, public relations and third-party marketing agency costs, and (ii) marketing content related expenses, including television content, print, photography, and direct mail. Active Customer count and GMV, as discussed below, are both meaningfully influenced by the amount of investment in Advertising Expenses, and therefore the Company believes it is a key factor in driving our overall revenue trends of our Retail segment. While Boxed believes advertising investment is a meaningful driver of growth, it is just one of many factors influencing the Company's ability to increase or retain our Active Customer base.
Active Customers - Boxed defines active customers as the distinct number of customers in its Retail segment who placed at least one order in the referenced respective time-period (“Active Customers”). The change in Active Customers in a reporting period captures both the inflow of new customers as well as the outflow of customers who have not made a purchase in the time period. The Company views the number of Active Customers as a key indicator of its performance, which is influenced by the level of investment in advertising expenses, the number of new customers acquired during a given time period, as well as the churn of previously Active Customers.
Average Order Value (AOV) - The Company defines AOV as the GMV for the respective time-period divided by the total number of orders placed by customers during the same period. Boxed believes AOV is an important indicator of business performance as it is supported by the Company's proprietary e-commerce technology, where its mobile app, website, and personalization engine provide a seamless shopping experience, enabling customers to easily discover new and relevant products and categories. This results in a trend where on average, AOVs expand over the course of a customer’s lifecycle. Further, larger orders are on average more profitable, helping to drive margin improvement from shipping, packaging, and labor efficiencies.
Gross Merchandise Value (GMV) - The Company defines GMV as (i) the total value of Boxed goods sold, (ii) 3rd party goods sold on Boxed Sites, gross of any customer promotions, price discounts, credits, or rewards used, and (iii) goods sold on 3rd party (i.e. AEON) websites which are leveraging Boxed Software & Services technology, all of which are (iv) inclusive of shipping fees, service fees and taxes. The Company believes its ability to expand GMV is an indicator of the global scale of our technology services platform in any given period, and an indicator of end-customer engagement on its technology services platform worldwide. GMV is not intended for use as an alternative to net revenue recorded in accordance with GAAP.

Boxed, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net revenue:
Retail	$39,736	$43,247	$156,989	$187,174
Software & Services	5,313	—	20,278	—
Total net revenue	45,049	43,247	177,267	187,174
Cost of sales:
Retail	(35,242)	(37,153)	(142,950)	(161,271)
Software & Services	(641)	—	(2,439)	—
Total cost of sales	(35,883)	(37,153)	(145,389)	(161,271)
Gross profit	9,165	6,094	31,878	25,903
Advertising expense	(7,342)	(2,329)	(21,960)	(4,912)
Selling, general, and administrative expense	(20,057)	(11,684)	(58,961)	(49,678)
Loss from operations	(18,233)	(7,918)	(49,043)	(28,687)
Other income (expense), net	(20,689)	572	(20,180)	(5,750)
Loss before income taxes	(38,922)	(7,346)	(69,223)	(34,437)
Income taxes	—	—	—	—
Net loss	$(38,922)	$(7,346)	$(69,223)	$(34,437)
Net loss per common share:
Basic net loss per common share	$(1.64)	$(0.82)	$(5.14)	$(3.80)
Diluted net loss per common share	$(1.64)	$(0.82)	$(5.14)	$(3.80)
Weighted-average shares outstanding:
Basic	23,783,625	9,357,022	13,063,482	9,348,633
Diluted	23,783,625	9,357,022	13,063,482	9,348,633

Boxed, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$105,027	$30,043
Restricted cash	2,767	—
Accounts receivable, net	3,122	2,910
Inventories	11,428	13,965
Prepaid expenses and other current assets	4,915	2,132
Deferred contract costs - current	7,580	—
Total current assets	134,840	49,050
Property and equipment, net	7,019	10,411
Unbilled receivables	8,891	—
Forward purchase receivable	60,050	—
Goodwill	7,444	—
Deferred contract costs	11,847	—
Other long-term assets	1,513	204
Total assets	$231,605	$59,665
Liabilities, convertible preferred stock and stockholders' deficit
Accounts payable	$28,937	$9,073
Accrued expenses	6,392	5,802
Deferred revenue	2,020	2,436
Other current liabilities	21,899	14,958
Term loan - current portion	—	3,750
SPAC warrant liabilities	22,045	—
Warrants to purchase common shares	—	50
Warrants to purchase preferred shares	—	2,073
Total current liabilities	81,293	38,141
PIPE Convertible Notes, net of transaction costs	77,047	—
Long-term debt	43,287	3,750
Forward option derivative	4,203	—
Earnout liability	27,134	—
Other long-term liabilities	217	1,015
Total liabilities	233,181	42,907
Total convertible preferred stock	—	325,201
Common stock	7	1
Additional paid-in capital	383,066	6,982
Accumulated deficit	(384,648)	(315,425)
Total stockholders' deficit	(1,576)	(308,442)
Total liabilities, convertible preferred stock and stockholders' deficit	$231,605	$59,665

Boxed, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net loss	$(38,922)	$(7,347)	$(69,223)	$(34,437)
Adjusted to exclude the following:
Depreciation and amortization	931	1,247	4,497	4,786
Change in fair value of warrants and derivatives	14,568	(700)	12,747	5,320
Interest income (expense)	1,642	128	2,630	443
Other income (expense)	10	—	334	(13)
Stock-based compensation	2,791	420	4,005	1,956
Transaction costs [1]	5,751	71	9,593	102
Adjusted EBITDA	$(13,229)	$(6,181)	$(35,417)	$(21,843)
1 Transaction costs represent non-recurring consulting and advisory costs with respect to the Business Combination.